Exhibit (d)(76)

AMENDMENT TO

SUB-ADVISORY AGREEMENT

between

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

and

FIDELITY ADVISOR SERIES VIII ON BEHALF OF FIDELITY ADVISOR EMERGING MARKETS FUND

This Amendment made as of this 1st day of August, 2007, amends the Sub-Advisory Agreement (the "Agreement"), dated September 18, 2003, by and between Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Advisor"); Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Sub-Advisor"); and Fidelity Advisor Series VIII, a Massachusetts business trust, on behalf of Fidelity Advisor Emerging Markets Fund (hereinafter called the "Portfolio").

WHEREAS the Advisor and Sub-Advisor (the "Parties") wish to clarify their relationship by amending the Agreement in accordance with the terms of this Amendment;

NOW, THEREFORE, the Parties hereto agree as follows:

1. Paragraph 7 of the Agreement is hereby supplemented as follows:

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor and the Trust. Nothing in this Agreement makes the Sub-Advisor an agent of the Advisor or the Trust and the Sub-Adviser has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1(b) herein, of the Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor or the Trust. The Sub-Advisor has no power or authority to act for, represent, or bind the Advisor or the Trust or any company affiliated with either of them.

2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FIDELITY INTERNATIONAL INVESTMENT ADVISORS

	BY:	/s/Allan Pelvang
Allan Pelvang
Director

FIDELITY MANAGEMENT & RESEARCH COMPANY

	BY:	/s/JS Wynant
JS Wynant
Vice President

FIDELITY ADVISOR SERIES VIII
on behalf of Fidelity Advisor Emerging Markets Fund

	BY:	/s/Kimberley Monasterio
Kimberley Monasterio
Treasurer